Exhibit 10.7

[Florida East Coast Industries Logo Appears Here]

Contacts:
Investors	Bradley D. Lehan
(904) 819-2128
Media	Husein A. Cumber
(904) 826-2280

FLORIDA EAST COAST INDUSTRIES ANNOUNCES CLOSING OF

5.5 MILLION SHARE PURCHASE AND $105 MILLION MORTGAGE FINANCING

ST. AUGUSTINE, FL, August 16, 2004 — Florida East Coast Industries, Inc. (NYSE:FLA) (FECI) closed August 13, 2004 on its previously announced agreement to purchase 5.5 million shares of its common stock from The Alfred I. duPont Testamentary Trust (Trust) and The Nemours Foundation (Foundation). The shares, which represent approximately 14.9% of the Company’s total outstanding common stock, will be held as treasury stock. After this transaction the Trust will own approximately 9.8% of the total shares outstanding while the Foundation will no longer own any shares of the Company. As previously announced, Trust representatives Winifred L. Thornton, John S. Lord and Herbert H. Peyton will resign from the FECI Board of Directors no later than August 20, 2004.

In addition, FECI announced that its commercial real estate subsidiary, Flagler Development Company (Flagler), on August 10, 2004, closed on $105 million of secured, non-recourse mortgage financing with MetLife. The financing consists of a $60 million, 5.27% fixed rate seven year note and a $45 million, seven year adjustable rate note based on three-month LIBOR plus 1.00%.

About Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company and Florida East Coast Railway, L.L.C. (FECR). Flagler owns, develops, leases and manages 6.7 million square feet of commercial and industrial space, as well as an additional 490,000 square feet under construction, and owns approximately 813 acres of entitled land and approximately 2,470 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company’s website at http://www.feci.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company’s present expectations or beliefs concerning future events. These statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “may”, and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the changing general economic, business, competitive, regulatory and market conditions (particularly in the state of Florida, the southeast US and the Caribbean) and ability of the Company to complete its financing plans, other risks inherent in the real estate and other businesses of the Company. Further information on these and other risk factors is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.